SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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Loral Space & Communications Ltd.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT
QUESTIONS & ANSWERS
PROPOSAL #1: ELECTION OF DIRECTORS
PROPOSAL #2: INDEPENDENT AUDITORS
Background
Financial Statements and Reports
Services
Audit Fees
Financial Information Systems Design and Implementation Fees
All Other Fees
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
Section 162(m) of the Code
CEO Compensation
Compensation for Other Executive Officers
Long-Term Compensation
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
EXECUTIVE COMPENSATION
OPTION GRANTS TABLE OPTION GRANTS IN LAST FISCAL YEAR
OPTION EXERCISES AND YEAR-END VALUE TABLE AGGREGATED OPTION EXERCISES IN 2001 AND YEAR-END OPTION VALUES
Employment and Other Related Arrangements
Pension Plan
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMMON STOCK OWNERSHIP
STOCK PERFORMANCE GRAPH
Comparison of Cumulative Total Return
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Lockheed Martin
K&F Industries, Inc.
Other Relationships
LORAL SPACE & COMMUNICATIONS Audit Committee Charter
Organization
Statement of Policy
Responsibilities
PROXY – ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

May 21, 2002

           The Annual Meeting of Shareholders of Loral Space & Communications Ltd. (“Loral” or the “Company”) will be held at the Grand Hyatt Hotel, Park Avenue at Grand Central Station, New York, New York 10017, at 10:30 A.M., on Tuesday, May 21, 2002 for the purpose of:

1.	Electing to the Board three Class III Directors whose terms have expired;

2.	Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2002; and

3.	Transacting any other business which may properly come before the meeting.

           The Board of Directors has fixed the close of business on March 29, 2002 as the date for determining shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

           This Proxy Statement and accompanying proxy or voting instruction card will be first mailed to you and to other shareholders of record commencing on or about April 17, 2002.

           All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, I hope that you will vote as soon as possible. Please review the instructions on the proxy or voting instruction card regarding your voting options.

By Order of the Board of Directors

BERNARD L. SCHWARTZ
Chairman of the Board of Directors

April 16, 2002

QUESTIONS & ANSWERS

Why did I receive this proxy statement?	We have sent you this Notice of Annual Meeting and Proxy Statement and proxy or voting instruction card because Loral’s Board of Directors is soliciting your proxy to vote at our Annual Meeting of Shareholders on May 21, 2002 (the “Annual Meeting”). This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about us.

Who is entitled to vote?	You may vote if you owned common stock as of the close of business on March 29, 2002. On March 29, 2002, there were 337,441,021 shares of our common stock, par value $.01 per share, outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?	Each share of our common stock that you own entitles you to one vote.

What am I voting on?	You will be voting on the following:

• To elect three Class III Directors;

• To ratify Deloitte & Touche LLP as our independent auditors; and

• To transact any other business which may properly come before the Annual Meeting.

How do I vote?	You can vote in the following ways:

• By Mail: If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

• By Telephone or Internet: If you hold your shares in street name, you may be able to vote by telephone or over the Internet. Please follow the instructions on your voting instruction card.

• At the Annual Meeting: If you are planning to attend the Annual Meeting and wish to vote your shares in person, we will give you a ballot at the meeting. If your shares are held in street name, you need to bring an account statement or letter from your broker, bank or other nominee indicating that you were the beneficial owner of the shares on March 29, 2002, the record date for voting. Even if you plan to be present at the meeting, we encourage you to complete and mail the enclosed card to vote your shares by proxy.

What if I return my proxy or voting instruction card but do not mark it to show how I am voting?	Your shares will be voted according to the instructions you have indicated on your proxy or voting instruction card. If no direction is indicated, your shares will be voted “FOR” the election of all Class III nominees to the Board of Directors, “FOR” proposal 2 and, with respect to any other matter which may properly come before the Annual Meeting, at the discretion of the proxy holders.

May I change my vote after I return my proxy or voting instruction card?	You may change your vote at any time before it is exercised in one of three ways:

• Notify our Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy;

• Submit another proxy card (or voting instruction card if you hold your shares in street name) with a later date; or

• Vote in person at the Annual Meeting.

What does it mean if I receive more than one proxy or voting instruction card?	It means you have multiple accounts at the transfer agent and/or with banks and stock brokers. Please vote all of your shares.

What constitutes a quorum?	The presence of the holders of a majority of the shares entitled to vote at the Annual Meeting constitutes a quorum. Presence may be in person or by proxy. Therefore, you will be considered part of the quorum if you return a signed and dated proxy or voting instruction card, if you vote by telephone or Internet or if you attend the Annual Meeting.

Abstentions and broker “non-votes” are counted as “shares present” at the meeting for purposes of determining whether a quorum exists but not as “shares cast” for any proposal. Because abstentions and broker “non-votes” are not treated as shares cast, they would have no impact on proposals 1 and 2.

What vote is required in order to approve each proposal?	Election of Directors: The election of the three Class III nominees requires the affirmative vote of a majority of the shares cast at the Annual Meeting. If you do not want to vote your shares for a particular nominee, you may indicate that in the space provided on the proxy card or the voting instruction card or withhold authority as prompted during telephone or Internet voting. In the unanticipated event that any of such nominees is unable or declines to serve, the proxy will be voted for such other person as shall be designated by the Board of Directors to replace such nominee, or in lieu thereof, the Board may reduce the number of directors.

Ratification of Independent Auditors: Ratification of Deloitte & Touche LLP as our independent auditors requires the affirmative vote of a majority of the shares cast at the Annual Meeting. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the appointment will be reconsidered by our Board of Directors.

How will voting on any other business be conducted?	We do not know of any business or proposals to be considered at the Annual Meeting other than those set forth in this Proxy Statement. If any other business is proposed and we decide to allow it to be presented at the Annual Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter according to their best judgement.

Who will count the votes?	The Bank of New York will act as the inspector of election and will tabulate the votes.

Who pays to prepare, mail and solicit the proxies?	We will pay all of the costs of soliciting proxies. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses. We have also retained W.F. Doring & Co., Inc. to solicit proxies on our behalf and will pay them a fee, not to exceed $7,500, for such services.

How do I submit a shareholder proposal for next year’s Annual Meeting?	Any shareholder who intends to present a proposal at the 2003 Annual Meeting of Shareholders must deliver the proposal to the Corporate Secretary, c/o Loral SpaceCom Corporation, 600 Third Avenue, New York, New York 10016:

• Not later than December 16, 2002, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or

• No earlier than March 12, 2003 but no later than April 9, 2003, if the proposal is submitted pursuant to our bye-laws, in which case we are not required to include the proposal in our proxy materials.

PROPOSAL #1: ELECTION OF DIRECTORS

The Company has three classes of directors serving staggered three-year terms, with Classes I and II each consisting of four directors and Class III consisting of three directors. The terms of the Class I, II and III directors expire on the date of the Annual Meeting in 2003, 2004 and 2002, respectively.

Shareholders will elect three Class III directors at the Annual Meeting. Of the directors named below, Messrs. Bernard L. Schwartz, Malvin A. Ruderman and E. Donald Shapiro are the nominees to serve as Class III directors. Each director will serve for a period of three years, until a qualified successor director has been elected, or until he resigns or is removed by the Board. Election of each of the Class III nominees will require the affirmative vote in person or by proxy of a majority of the votes cast at the Annual Meeting. The Board of Directors unanimously recommends a vote FOR each director nominee.

The following are brief biographical sketches for each of our directors and nominees:

Bernard L. Schwartz
Age:	76
Director Since:	1996
Class:	Class III Nominee
Business Experience:	Mr. Schwartz is Chairman of the Board of Directors and Chief Executive Officer of the Company.
Other Directorships:	First Data Corp., K&F Industries, Inc., Loral Orion, Inc. and Satélites Mexicanos, S.A. de C.V. Trustee of Mount Sinai — NYU Medical Center and Health System and Thirteen/ WNET Educational Broadcasting Corporation.

Howard Gittis
Age:	68
Director Since:	1996
Class:	Class I
Business Experience:	Mr. Gittis is Director, Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes Holdings Inc. and its various affiliates.
Other Directorships:	Golden State Bancorp Inc., Golden State Holdings Inc., Jones Apparel Group, Inc., M & F Worldwide Corp., REV Holdings Inc., Revlon Consumer Products Corporation, Revlon, Inc. and Sunbeam Corporation.

Robert B. Hodes
Age:	76
Director Since:	1996
Class:	Class II
Business Experience:	Mr. Hodes is counsel to Willkie Farr & Gallagher, a law firm in New York, N.Y. and, until 1996, was a partner in and co-chairman of that firm.
Other Directorships:	K&F Industries, Inc., LCH Investments, N.V., Mueller Industries, Inc., Restructured Capital Holdings, Ltd. and R.V.I. Guaranty Ltd.

Gershon Kekst
Age:	67
Director Since:	1996
Class:	Class I
Business Experience:	Mr. Kekst is President of Kekst and Company Incorporated, corporate and financial communications consultants in New York, N.Y.

Charles Lazarus
Age:	78
Director Since:	1996
Class:	Class II
Business Experience:	Mr. Lazarus is Chairman Emeritus of Toys “R” Us, Inc.

Sally Minard
Age:	59
Director Since:	January 2002
Class:	Class II
Business Experience:	Ms. Minard is co-chair of the Women’s Leadership Forum of the Democratic National Committee, NY State chapter. Previously, she was co-founder of Lotas Minard Patton McIver, an advertising communications firm in New York, N.Y., from 1986-1999. Ms. Minard also served as President of the New York Women’s Agenda and Treasurer of the American Association of Advertising Agencies.
Other Directorships:	American Red Cross (NY)

Malvin A. Ruderman
Age:	75
Director Since:	1996
Class:	Class III Nominee
Business Experience:	Dr. Ruderman is the Centennial Professor of Physics at Columbia University in New York, N.Y. He has been a member of the Board of Trustees of the Institute for Advanced Study and of Associated Universities, Inc.

E. Donald Shapiro
Age:	70
Director Since:	1996
Class:	Class III Nominee
Business Experience:	Professor Shapiro has been The Joseph Solomon Distinguished Professor of Law at New York Law School since 1983 and Dean Emeritus since 2000 and was previously Dean/ Professor of Law (1973-1983).
Other Directorships:	Frequency Electronics, Inc., Kramont Realty Trust, United Industrial Corporation, Vasomedical, Inc. and Viragen, Inc.

Arthur L. Simon
Age:	70
Director Since:	1996
Class:	Class I
Business Experience:	Mr. Simon is an independent consultant. Previously, he was a partner at Coopers & Lybrand L.L.P., Certified Public Accountants, from 1968 to 1994.
Other Directorships:	L-3 Communications Corporation

Daniel Yankelovich
Age:	77
Director Since:	1996
Class:	Class II
Business Experience:	Mr. Yankelovich is Chairman of DYG, Inc., a market, consumer and opinion research firm in New York, N.Y. He is also Chairman of Viewpoint Learning, Inc., a consulting firm based in San Diego, CA.
Other Directorships:	Director Emeritus of Arkla, Inc., CBS, Inc., Meredith Corporation and U S West, Inc.

Eric J. Zahler
Age:	51
Director Since:	2001
Class:	Class I
Business Experience:	Mr. Zahler has been President and Chief Operating Officer of the Company since February 2000. Previously, he was Executive Vice President of the Company since October 1999, Senior Vice President, General Counsel and Secretary of the Company since February 1998 and Vice President, General Counsel and Secretary of the Company since 1996.
Other Directorships:	Loral Orion, Inc. and Satélites Mexicanos, S.A. de C.V.

On February 15, 2002, Globalstar, L.P. (“Globalstar”) and certain of its direct subsidiaries filed voluntary petitions under Chapter 11 of Title 11, United States Code in the United States Bankruptcy Court for the District of Delaware. In connection with this filing, Loral/ Qualcomm Satellite Services, L.P., the managing general partner of Globalstar, its general partner, Loral/ Qualcomm Partnership, L.P., and certain of our subsidiaries that serve as general partners of Loral/ Qualcomm Partnership, L.P. also filed voluntary petitions with the Delaware bankruptcy court. Messrs. Schwartz and Zahler, the other named executive officers in this Proxy Statement (the “NEOs”) and/or certain other of our executive officers either currently serve or have previously served as executive officers of these general partner entities and Globalstar and certain of its subsidiaries.

Directors are paid a fixed fee of $25,000 per year. Non-employee directors are also paid $6,000 for personal attendance at each meeting. Audit Committee members are generally paid $2,000 per year and $1,000 per meeting attended in person. Compensation and Stock Option Committee members are paid $500 per year.

On January 8, 2001, Messrs. Gittis, Hodes, Kekst, Lazarus, Ruderman, Shapiro, Simon and Yankelovich each received options to purchase 71,300 shares of our common stock at an exercise price of $3.46875 per share. On October 2, 2001, Messrs. Gittis, Hodes, Kekst, Lazarus, Ruderman, Shapiro, Simon and Yankelovich each received options to purchase 71,300 shares of our common stock at an exercise price of $1.28 per share. On January 22, 2002, Ms. Minard received options to purchase 50,000 shares of our common stock at an exercise price of $2.475 per share.

The Company provides certain life insurance and medical benefits to certain non-employee directors. For 2001, the cost of the life insurance benefits was $13,565 for Mr. Gittis, $14,553 for Mr. Kekst, $14,223 for Mr. Ruderman, $15,000 for Mr. Shapiro, $12,500 for Mr. Simon and $14,170 for Mr. Yankelovich, and the cost of life insurance and medical benefits was $37,942 for Mr. Hodes.

The Company has purchased insurance from various insurance companies insuring the Company against obligations it might incur as a result of its indemnification of officers and directors for certain liabilities they might incur, and insuring such officers and directors for additional liabilities against which they might not be indemnified by the Company. The policy also provides insurance for the Company’s own liabilities in certain circumstances. The cost to the Company for the annual insurance premiums covering the period ending April 2002 was approximately $2,851,500. Pursuant to Bermuda law, the Company has entered into indemnity agreements with its directors and executive officers. These indemnity agreements are intended to provide the full indemnity protection authorized by Bermuda law.

PROPOSAL #2: INDEPENDENT AUDITORS

Shareholders will act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company. If the shareholders, by the affirmative vote of the holders of a majority of the shares represented in person or by proxy and voting at the meeting, do not ratify the appointment of Deloitte & Touche LLP, the appointment of the independent auditors will be reconsidered by the Board. The Board of Directors unanimously recommends a vote FOR this proposal.

Background

The Board of Directors has appointed Deloitte & Touche LLP, certified public accountants, as the independent auditors of the Company for the fiscal year ending December 31, 2002. Deloitte & Touche LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries, and that it has had, during the last three years, no connection with the Company or any of its subsidiaries other than as independent auditors and certain other activities as described below.

Financial Statements and Reports

The financial statements of the Company for the year ended December 31, 2001, and report of the auditors will be presented at the Annual Meeting. Deloitte & Touche LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions from shareholders.

Services

During 2001, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”) provided services consisting of the audit of the annual consolidated financial statements of the Company, review of the quarterly financial statements of the Company, stand-alone audits of subsidiaries, foreign statutory reports, accounting consultations and consents and other services related to SEC filings and registration statements filed by the Company and its subsidiaries and other pertinent matters. Deloitte also provided other consulting services to the Company in 2001 consisting primarily of tax consultation and related services.

Audit Fees

The aggregate fees billed or expected to be billed by Deloitte for professional services rendered for the audit of the Company’s annual consolidated financial statements for the fiscal year ended December 31, 2001 and for the reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal year totaled approximately $978,000.

Financial Information Systems Design and Implementation Fees

Deloitte did not perform any financial information systems design and implementation services for the Company for the fiscal year ended December 31, 2001.

All Other Fees

The aggregate fees billed or expected to be billed by Deloitte for services rendered to the Company, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” for the fiscal year ended December 31, 2001 totaled approximately $474,000, including audit related services of approximately $359,000 and non-audit-related services of $115,000. Audit-related services included fees for stand-alone audits of subsidiaries, foreign statutory reports, accounting consultations and consents and other services related to SEC filings and registration statements. Non-audit-related services consist primarily of tax consultation and related services.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Deloitte’s independence.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors met nine times during 2001. Each director, with the exception of Howard Gittis, attended at least 75% of the meetings of the Board and of the meetings of the Board committees on which he served as a member in 2001.

The Board of Directors has standing audit, compensation and stock option and executive committees. The following shows the membership and functions of the various committees:

Audit Committee
Members:	Robert B. Hodes, Malvin A. Ruderman, E. Donald Shapiro, Arthur L. Simon
Number of Meetings in 2001:	7
Functions:	Reviews and acts or reports to the Board of Directors with respect to various auditing and accounting matters, including the review of Loral’s audited financial statements, review of Loral’s interim financial results, the selection of Loral’s independent auditors, the accounting and financial practices and controls of Loral, audit procedures and findings and the nature of services performed for Loral by, and the fees paid to, the independent auditors.
Compensation and Stock Option Committee
Members:	Sally Minard (appointed to the Committee in March 2002), E. Donald Shapiro, Arthur L. Simon
Number of Meetings in 2001:	8
Functions:	Reviews and provides recommendations to the Board of Directors regarding executive compensation matters and is responsible for the administration of Loral’s Stock Option Plans.
Executive Committee
Members:	Bernard L. Schwartz, Robert B. Hodes, Gershon Kekst
Number of Meetings in 2001:	10
Functions:	The Executive Committee, between meetings of the Board of Directors, exercises all powers and authority of the Board of Directors in the management of Loral’s business affairs that may be lawfully delegated.

REPORT OF THE AUDIT COMMITTEE

The Directors who serve on the Audit Committee are all “independent” for purposes of the New York Stock Exchange listing standards. That is, the Board of Directors has determined that none of us has a relationship to the Company that may interfere with our independence from the Company and its management.

The Audit Committee operates under a written charter adopted by the Board of Directors which is included as Appendix A to this Proxy Statement. All of the responsibilities enumerated in such charter were fulfilled for the year ended December 31, 2001.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2001.

We have discussed with the independent auditors, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants (see Appendix A for a listing of such matters).

We have received and reviewed the written disclosures and the letter from Deloitte & Touche LLP, required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the activities referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

Members of the Audit Committee

Arthur L. Simon, Chairman
Robert B. Hodes
Malvin A. Ruderman
E. Donald Shapiro

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The goals of the compensation program established by the Compensation and Stock Option Committee (the “Compensation Committee”) are to align compensation with business objectives and corporate performance and to enable the Company and its subsidiaries (collectively, the “Loral Group”) to attract, retain and reward executive officers who contribute to the long-term success of the Loral Group and thereby create value for shareholders. In order to attain these goals, the Compensation Committee’s compensation policies link compensation to corporate performance.

The principal components of the Compensation Committee’s compensation program are annual compensation consisting of base salary and an annual incentive bonus, as well as long-term incentive compensation using stock options. In determining the amount and form of executive compensation, the Compensation Committee has considered the competitive market for senior executives, the executive’s role in achieving the business objectives of the Loral Group and the overall performance of the Loral Group. The type and amount of discretionary compensation granted is based upon the subjective judgment of the Compensation Committee and Chief Executive Officer (“CEO”); nevertheless, in the exercise of their discretion, the Compensation Committee and CEO consider a number of objective criteria which are discussed below in the context of the components of compensation to which they apply.

The Compensation Committee believes that its compensation policies, which have been instrumental in attracting and retaining highly qualified and dedicated personnel, will be an important factor in the growth and success of the Loral Group.

Section 162(m) of the Code

The Company’s 1996 Stock Option Plan, which was adopted by the Company’s Board of Directors and approved by the Company’s then sole shareholder on March 13, 1996, has been designed to comply with the requirements for “performance-based compensation” under Internal Revenue Code Section 162(m). The Compensation Committee, however, does not have a policy precluding the payment of nondeductible compensation. Compensation attributable to option grants made to certain executive officers under the Company’s 2000 Stock Option Plan will not be exempt from the deduction limits of Section 162(m).

CEO Compensation

The Company’s CEO, Bernard L. Schwartz, is paid pursuant to a long-term employment contract. This contract provides for a minimum annual base salary, to be increased each year by the percentage change in the Consumer Price Index, plus such other annual increases as the Board of Directors or the Compensation Committee may grant from time to time. Effective April 23, 2001, Mr. Schwartz’s annual base salary increased to $1,726,100 in accordance with his contractual formula. The Compensation Committee sets annual incentive compensation for Mr. Schwartz by assessing a number of factors, including his individual effort, performance and contribution toward achieving the business plan and growth objectives of the Loral Group. The Compensation Committee determined not to pay a cash bonus to Mr. Schwartz for 2001. On March 4, 2002, the Compensation Committee approved a special stock option grant for Mr. Schwartz to acquire 250,000 shares of the Company’s common stock. See “Executive Compensation” table for grant details.

Compensation for Other Executive Officers

Base salaries for the NEOs other than Mr. Schwartz and other executive officers have been set at competitive levels by the CEO in consultation with the Compensation Committee, giving due regard to individual performance and time in position. Incentive compensation for NEOs other than Mr. Schwartz and other executive officers is set by the CEO, in consultation with the Compensation Committee, based on factors similar to those used for establishing incentive compensation for the CEO. Incentive compensation for corporate officers with line responsibility for division operations is generally tied to performance targets for the businesses under their authority. These performance targets are set as part of the annual budgeting process for the Company and its subsidiaries. No cash bonus compensation for 2001 was paid to the NEOs. On March 4, 2002, the NEOs received special stock option grants. See “Executive Compensation” table for grant details.

Long-Term Compensation

It is the Compensation Committee’s belief that shareholders’ interests are best served by encouraging key employees of the Loral Group to develop ownership interests in the Company. To that end, the Compensation Committee primarily relies upon fair market value employee stock options granted in accordance with the provisions of the 1996 and 2000 Stock Option Plans. During 2001, 1,218,500 options were granted to employees under the 1996 Stock Option Plan, all of which were granted to NEOs, and 14,866,018 options were granted to employees under the 2000 Stock Option Plan, of which 5,007,800 were granted to NEOs.

Members of the Compensation and Stock Option Committee

E. Donald Shapiro
Arthur L. Simon

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

None of the members of the Compensation Committee are present or former officers or employed by the Company and its subsidiaries.

EXECUTIVE COMPENSATION

The Company has entered into a management agreement with Loral SpaceCom Corporation (“Loral SpaceCom”) pursuant to which Loral SpaceCom provides certain services to the Company. In accordance with this agreement, compensation for the NEOs and other executive officers and employees of the Company is paid by Loral SpaceCom. The following table summarizes the compensation paid to the NEOs.

					Long Term
					Compensation
	Annual Compensation				Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(a)	Compensation	Stock Options(b)	Compensation(c)

Bernard L. Schwartz	2001	$1,708,581	—	—	3,305,000	$1,105,081
Chairman of the Board of Directors	2000	$1,655,844	—	—	1,812,500	$320,506
and Chief Executive Officer	1999	$1,617,786	—	—	300,000	$419,735

Eric J. Zahler	2001	$1,000,000	—	—	775,000	$27,866
President and	2000	$975,962	$325,000	—	1,550,000	$11,436
Chief Operating Officer	1999	$524,038	$600,000	—	150,000	$11,076

Michael P. DeBlasio	2001	$750,000	—	—	921,300	$18,976
First Senior	2000	$750,000	$275,000	—	1,842,600	$18,565
Vice President(d)	1999	$750,000	$550,000	—	125,000	$19,725

Nicholas C. Moren	2001	$608,654	—	—	750,000	$12,996
Senior Vice President	2000	$550,000	$300,000	—	1,500,000	$12,996
and Treasurer(d)	1999	$460,577	$400,000	—	125,000	$12,636

Richard J. Townsend	2001	$552,212	—	—	475,000	$20,355
Senior Vice President and	2000	$475,000	$300,000	—	825,000	$12,140
Chief Financial Officer	1999	$362,404	$400,000	—	125,000	$11,780

(a)	The Compensation Committee, at Mr. Schwartz’s request, has deferred consideration of his bonus payments for 1999 and 2000. No cash bonuses were paid to Mr. Schwartz or the other NEOs for 2001.

(b)	Does not include grants made in March 2002 by the Compensation Committee of special stock options to Messrs. Schwartz, Zahler, Moren and Townsend to acquire 250,000, 162,500, 150,000 and 150,000 shares of our common stock, respectively, at an exercise price of $1.885 per share, the market value as of such date. These options were granted fully vested and wholly exercisable.

Does not include grants made in January 2000 by Globalstar Telecommunications Limited (“GTL”) to Messrs. Schwartz, DeBlasio, Moren and Townsend to acquire 75,000, 25,000, 25,000 and 25,000 shares of GTL common stock, respectively, at an exercise price of $31.40625 per share. These options are exercisable over a five-year period as follows: 25% on each of the second, third, fourth and fifth anniversary from the date of grant. Also, does not include grants made in May 2000 by GTL to Messrs. Schwartz, Zahler, DeBlasio, Moren and Townsend to acquire 75,000, 80,000, 55,000, 55,000 and 75,000 shares of GTL common stock, respectively, at an exercise price of $8.7031 per share. These options vest in thirds over a three-year period commencing one year from the date of grant.

Does not include a grant made in June 1999 by GTL to Mr. Townsend of stock options to acquire 20,000 shares of GTL common stock at an exercise price of $17.1563 per share or a grant made in December 1999 by GTL to Mr. Zahler of stock options to acquire 50,000 shares of GTL common stock at an exercise price of $20.7813 per share. Also, does not include grants made in August 1999 by GTL to Messrs. Zahler, DeBlasio, Moren and Townsend of stock options to acquire 30,000 shares each of GTL common stock at an exercise price of $24.0625 per share. These options are exercisable over a five-year period as follows: 25% on each of the second, third, fourth and fifth anniversary from the date of grant.

As of April 1, 2002, the closing price of GTL’s common stock was $0.13 per share.

(c)	For 2001, includes annual Board of Directors fee in the amount of $25,000 to Mr. Schwartz and Company matching contributions to the Savings Plan for all of the NEOS in the amount of $6,120 each and the value of supplemental life insurance premiums in the amount of $1,073,961, $21,746, $12,856, $6,876 and $14,235 for Messrs. Schwartz, Zahler, DeBlasio, Moren and Townsend, respectively.

(d)	Messrs. DeBlasio and Moren retired from their positions with Loral effective March 29, 2002 and February 15, 2002, respectively.

OPTION GRANTS TABLE

OPTION GRANTS IN LAST FISCAL YEAR

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or
	Options	Employees in	Base Price		Grant Date
Name	Granted(a)	Fiscal Year	(per share)	Expiration Date	Present Value(b)
Bernard L. Schwartz	1,742,500	10.83%	$3.46875	01/08/2011	$4,964,105
	1,562,500	9.71%	$1.28	10/02/2011	$1,642,188
Eric J. Zahler	775,000	4.82%	$1.28	10/02/2011	$814,525
Michael P. DeBlasio	921,300	5.73%	$1.28	10/02/2011	$968,286
Nicholas C. Moren	750,000	4.66%	$1.28	10/02/2011	$788,250
Richard J. Townsend	475,000	2.95%	$1.28	10/02/2011	$499,225

(a)	Except with respect to Mr. Schwartz, whose options are fully exercisable, these options vest in thirds over a three-year period commencing one year from the date of grant. Options for Mr. Schwartz were granted on January 8, 2001 with an exercise price of $3.46875 and on October 2, 2001 with an exercise price of $1.28. Options for the other NEOs were granted on October 2, 2001 with an exercise price of $1.28.

(b)	The Black-Scholes model of option valuation was used to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The present value calculation is based on a ten-year option term, a risk-free interest rate assumption of 5.25%, stock price volatility of 75% over a ten-year period and a dividend rate of $0 per share. However, there were no adjustments made for non-transferability or risk of forfeiture. The actual value realized, if any, will depend on the amount by which the stock price at the time of exercise exceeds the exercise price. There is no assurance that the amount estimated by the Black-Scholes model will be realized.

OPTION EXERCISES AND YEAR-END VALUE TABLE

AGGREGATED OPTION EXERCISES IN 2001 AND

YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
			Options at Fiscal Year-End		Fiscal Year End(a)
	Number of
	Shares
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Bernard L. Schwartz			6,930,000	0	$2,671,875	0
Eric J. Zahler			893,307	2,206,693	0	$1,341,719
Michael P. DeBlasio			1,090,849	2,594,351	0	$1,595,001
Nicholas C. Moren			874,975	2,125,025	0	$1,298,438
Richard J. Townsend	5,500	$15,538	184,992	1,340,008	0	$825,000

(a)	Market value of underlying securities at year-end, minus the exercise price.

Employment and Other Related Arrangements

Mr. Schwartz is compensated pursuant to an employment agreement with Loral SpaceCom, which was amended on July 18, 2000. This agreement, which expires on April 5, 2006, provides for a minimum annual base salary, to be increased each year by the percentage change in a specified consumer price index, plus such other annual increases as the Board of Directors or the Compensation Committee may grant from time to time.

Pursuant to the amended employment agreement, if Mr. Schwartz is removed as Chairman of the Board of Directors or as Chief Executive Officer other than for cause, or if his duties, authorities or responsibilities are diminished, or if there is a change of control of the Company, Mr. Schwartz may elect to terminate the agreement. A change of control of the Company is defined generally to mean: (1) the acquisition by any person of 35% or more of either (i) the then outstanding common stock or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (2) the incumbent directors cease for any reason to constitute at least a majority of the Board of Directors; (3) subject to certain exceptions, consummation of a reorganization, consolidation, merger or sale of substantially all of the assets of the Company; or (4) approval by the shareholders of the Company of a liquidation or dissolution of the Company. In any such event, or upon his death or disability, Mr. Schwartz will be entitled to receive a lump sum payment discounted at 9% per annum, in an amount equal to his base salary as adjusted for defined Consumer Price Index changes for the remainder of the term, an amount of incentive bonus equal to the highest received by Mr. Schwartz in any of the prior three years, times the number of years (including partial fiscal years) remaining during the term, and an amount calculated to approximate the annual compensation elements reflected in the difference between fair market value and exercise price of stock options granted to Mr. Schwartz. All such sums are further increased to offset any tax due by Mr. Schwartz under the excise tax and related provisions of Section 4999 of the Internal Revenue Code.

Loral SpaceCom has established Supplemental Life Insurance Programs for certain key employees including the NEOs. For Messrs. Schwartz, Zahler, DeBlasio, Moren and Townsend, the Plans are funded with “split-dollar” or “universal” life insurance policies with death benefit amounts of $20,500,000, $1,500,000, $1,115,000, $500,000 and $1,000,000, respectively. Loral SpaceCom has agreed to maintain such policies in effect for Messrs. DeBlasio and Moren, who retired from the Company in the first quarter of 2002, through the end of 2002 in the case of Mr. Moren and April 1, 2003 in the case of Mr. DeBlasio. In the event of death of a covered executive under the “split-dollar” policies, Loral SpaceCom will be entitled to receive an amount not less than Loral SpaceCom’s cumulative contributions. If any of the officers covered under the “split-dollar” program terminates his employment prior to the time that Loral SpaceCom’s contributions equal the cash value of the insurance policy, he will be responsible for repayment of the remainder of Loral SpaceCom’s contribution to the extent cash becomes available in the policy. Such officers contribute to the payment for this program. Messrs. Schwartz and DeBlasio are covered under the “split-dollar” program.

On July 18, 2000, the Board of Directors approved the entry by the Company into employment protection agreements with the NEOs that would provide them with certain protections in the event of a change of control of the Company. A change of control of the Company is defined generally to mean: (1) the acquisition by any person of 35% or more of either (i) the then outstanding common stock or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (2) the incumbent directors cease for any reason to constitute at least a majority of the Board of Directors; (3) subject to certain exceptions, consummation of a reorganization, consolidation, merger or sale of substantially all of the assets of the Company; or (4) approval by the shareholders of the Company of a liquidation or dissolution of the Company. These agreements provide that, after a change of control, the NEO would be entitled to certain protections relating to his responsibilities and duties, as well as compensation and benefits. In the event of a termination by the Company other than for “cause” or “disability” or a termination by the NEO for “good reason,” in each case as such terms are defined therein, the agreements provide for a severance package consisting of: (i) the NEO’s base salary through the date of termination; (ii) a cash amount equal to three times the sum of the NEO’s base salary, annual bonus, the present value amount of the cost of certain benefit plans and programs in which the NEO participates and the annualized value of the NEO’s vacation and fringe benefits; and (iii) any deferred compensation and any other amounts or benefits then owing to the NEO. The employment protection agreements were amended on January 22, 2002 to clarify that the value of certain special stock or stock option grants would be included for purposes of determining the amount of any such severance package.

In connection with Mr. DeBlasio’s retirement as First Senior Vice President of the Company as of March 29, 2002, the Company and Loral SpaceCom entered into a Retirement Agreement with Mr. DeBlasio providing for the following benefits: (i) payment of $562,500 payable in equal bi-weekly installments over a two-year period ending March 29, 2004; (ii) the continued vesting of options to acquire 921,300 shares of common stock at $2.96875 per share, which options may be exercised until March 29, 2004, and the continued vesting of options to acquire 307,100 shares of common stock at $1.28 per share, which options may be exercised until March 29, 2004; and (iii) payment of the $45,777 in premiums due in 2002 with respect to his life insurance policies.

In connection with Mr. Moren’s retirement as Senior Vice President and Treasurer of the Company as of February 15, 2002, the Company and Loral SpaceCom entered into a Retirement Agreement with Mr. Moren providing for the continued vesting of options to acquire 750,000 shares of common stock at $2.96875 per share, which options may be exercised until their expiration on December 22, 2010, and the continued vesting of options to acquire 750,000 shares of common stock at $1.28 per share, which options may be exercised until their expiration on October 2, 2011. Pursuant to this agreement, Mr. Moren also received on March 4, 2002 fully vested ten-year options to acquire 150,000 shares of common stock at an exercise price of $1.885 per share. The Retirement Agreement further provides that if, on or before February 15, 2003, the Company were to enter into an agreement that provides for a change in control (as defined in the employment protection agreement), and such change of control thereafter closes, Mr. Moren will receive a payment equal to the amount which he would have been entitled to receive had he been an employee of the Company at the time the change of control occurred and his employment were terminated other than for cause or disability.

Pension Plan

Loral SpaceCom maintains a defined benefit pension plan and trust (the “Pension Plan”) that is qualified under Section 401(a) of the Code. The Pension Plan provides retirement benefits for eligible employees of Loral SpaceCom and Loral SpaceCom’s operating affiliates, including executive officers. The benefit formula for executive officers for the period ended December 31, 1996 will generally provide an annual benefit equal to the greater of (A) or (B), where (A) equals (i) 1.2% of compensation up to the Social Security Wage Base and 1.45% of compensation in excess of the Social Security Wage Base for each year prior to the calendar year in which a participant completes 15 years of employment, plus (ii) 1.5% of compensation up to the Social Security Wage Base and 1.75% of compensation in excess of the Social Security Wage Base for the calendar year in which the participant has completed 15 years of employment and for each year thereafter; and (B) equals (i) 1.2% of average annual compensation paid during 1992-1996 up to the 1996 Social Security Wage Base and 1.45% of average annual compensation paid during 1992-1996 in excess of the 1996 Social Security Wage Base for each year prior to the calendar year in which a participant completes 15 years of employment, plus (ii) 1.5% of average annual compensation paid during 1992-1996 up to the 1996 Social Security Wage Base and 1.75% of average annual compensation paid during 1992-1996 in excess of the 1996 Social Security Wage Base for the calendar year in which the participant has completed 15 years of employment and for each year thereafter. The benefit for periods subsequent to December 31, 1996 will be based on (A) above. Executive officers also participate in a supplemental executive retirement plan (the “SERP”) which provides supplemental retirement benefits due to certain reductions in retirement benefits under the Pension Plan that are caused by various limitations imposed by the Internal Revenue Code. Compensation used in determining benefits under the Pension Plan and SERP includes salary and bonus.

Effective April 1, 1997, under the minimum distribution rules prescribed by the Code, Mr. Schwartz began receiving an annual benefit under the Pension Plan and SERP of $2,165,700, determined on a joint and 50% survivor basis. The estimated annual benefit under the Pension Plan and SERP is $404,000 for Mr. Zahler and $201,000 for Mr. Townsend. These projected benefits have been computed assuming that (i) employment with Loral SpaceCom will be continued until normal retirement, (ii) current levels of creditable compensation and the Social Security Wage Base will continue without increases or adjustments throughout the remainder of the computation period and (iii) payments will be made on a life annuity basis. Mr. DeBlasio retired from his position with Loral effective March 29, 2002, and, assuming payment in the form of an annual life annuity benefit, he would be entitled to payments in the amounts of $99,040 (Pension Plan) and $416,763 (SERP) commencing April 1, 2002. Mr. Moren retired from his position with Loral effective February 15, 2002, and his annual life annuity benefit payment in the amounts of $12,605 (Pension Plan) and $37,487 (SERP) commenced on March 1, 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that during 2001 all reports for our executive officers and directors and the beneficial owners of more than 10% of our common stock that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were timely filed, except one report was not timely filed by Daniel Yankelovich to report a purchase of common stock.

COMMON STOCK OWNERSHIP

The following table shows, based upon filings made with the Company, certain information concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of our common stock because they possessed or shared voting or investing power with respect to the shares of our common stock:

	Amount and Nature of		Percent of
Name and Address	Beneficial Ownership		Class(1)
Lockheed Martin Investments Inc.	45,896,978		13.6%
6801 Rockledge Drive
Bethesda, Maryland 20817
AXA Financial, Inc.	20,664,200	(2)	6.1%
(formerly known as The Equitable Companies Incorporated)
1290 Avenue of the Americas
New York, New York 10104
Joseph L. Harrosh	18,640,300	(3)	5.5%
40900 Grimmer Boulevard
Fremont, California 94538

(1)	Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the number of shares of our common stock outstanding as of March 29, 2002.

(2)	A Schedule 13G filed by AXA Financial, Inc. and certain of its affiliated persons (“AXA”) with the Securities and Exchange Commission on February 12, 2002 reported that, as of December 31, 2001, AXA beneficially owned 20,664,200 shares of our common stock. Of such shares, AXA reported shared voting power over 19,061,000 shares and sole investment power over 20,664,200 shares.

(3)	A Schedule 13G filed by Joseph L. Harrosh with the Securities and Exchange Commission on March 13, 2002 reported that, as of March 13, 2002, Mr. Harrosh beneficially owned, and had sole voting power and sole investment power over 18,640,300 shares of our common stock, including 181,000 shares of our Series C Preferred Stock convertible into 452,500 shares of our common stock.

The following table presents the number of shares of our common stock beneficially owned by the directors and nominees, the NEOs and all directors, nominees, NEOs and all other executive officers as a group as of March 29, 2002 (except as otherwise indicated). Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.

	Amount and Nature of		Percent of
Name of Individual	Beneficial Ownership(1)(2)		Class

Bernard L. Schwartz	11,098,685	(3)	3.2%
Michael P. DeBlasio	1,446,818	(4)	*
Howard Gittis	193,308	(5)	*
Robert B. Hodes	107,308	(5)	*
Gershon Kekst	107,308	(5)	*
Charles Lazarus	167,308	(6)	*
Sally Minard	—		*
Nicholas C. Moren	787,424	(7)	*
Malvin A. Ruderman	119,308	(5)	*
E. Donald Shapiro	254,808	(8)	*
Arthur L. Simon	131,308	(9)	*
Richard J. Townsend	576,537	(10)	*
Daniel Yankelovich	158,308	(5)	*
Eric J. Zahler	1,492,182	(11)	*
All directors, nominees, NEOs and other executive officers as a group (27 persons)	19,627,179	(12)	5.6%

*	Represents holdings of less than one percent.

(1)	Includes shares which, as of March 29, 2002, may be acquired within sixty days pursuant to the exercise of options (which shares are treated as outstanding for the purposes of determining beneficial ownership and computing the percentage set forth) and shares held for the benefit of named executive directors as of March 29, 2002 in the Loral Savings Plan (the “Savings Plan”).

(2)	Except as noted, all shares are owned directly with sole investment and voting power.

(3)	Includes 160,000 shares owned by Mr. Schwartz’s wife, 7,180,000 shares exercisable under the Stock Option Plans and 5,427 shares held in the Savings Plan.

(4)	Includes 1,432,918 shares exercisable under the Stock Option Plans and 13,900 shares held in the Savings Plan.

(5)	Includes 87,308 shares exercisable under the Stock Option Plans.

(6)	Includes 20,000 shares owned by Mr. Lazarus’s wife and 87,308 shares exercisable under the Stock Option Plans.

(7)	Includes 399,975 shares exercisable under the Stock Option Plans and 7,049 shares held in the Savings Plan.

(8)	Includes 3,000 shares owned by Mr. Shapiro’s wife, 55,000 shares of Series C Preferred Stock convertible into 137,500 shares of common stock and 87,308 shares exercisable under the Stock Option Plans.

(9)	Includes 29,750 shares held in Mr. Simon’s IRA account, 250 shares in his wife’s IRA account, 4,000 shares of Series C Preferred Stock convertible into 10,000 shares of common stock held in Mr. Simon’s IRA account and 87,308 shares exercisable under the Stock Option Plans.

(10)	Includes 544,972 shares exercisable under the Stock Option Plans and 5,065 shares held in the Savings Plan.

(11)	Includes 1,344,114 shares exercisable under the Stock Option Plans and 16,868 shares held in the Savings Plan.

(12)	Includes 14,266,304 shares exercisable under the Stock Option Plans and 164,912 shares held in the Savings Plan.

STOCK PERFORMANCE GRAPH

The graph below compares the change in cumulative total return of the Company’s common stock with the cumulative total return of the Standard & Poor’s 500 Composite Stock Index and Satin-30, the Barclays Satellite & Space Index, from December 31, 1996 through March 15, 2002, assuming an investment of $100 in the Company’s common stock and each index.

Comparison of Cumulative Total Return

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lockheed Martin

In connection with contract performance, Loral subsidiaries provided services to and acquired services from Lockheed Martin for the year ended December 31, 2001. For 2001, the cost of services purchased by Loral subsidiaries from Lockheed Martin was $15,966,000, and such subsidiaries’ net receivable from Lockheed Martin at December 31, 2001 was $92,000.

K&F Industries, Inc.

Loral SpaceCom Corporation (“Loral SpaceCom”) has a management services agreement with K&F Industries (“K&F”), a company of which Bernard L. Schwartz is chief executive officer and a 50% owner, to provide administrative and certain other services to K&F, which pays Loral SpaceCom a fee based on the cost of such services plus out of pocket expenses. In 2001, K&F paid Loral SpaceCom $321,000 under this agreement.

Pursuant to an agreement with K&F, Loral SpaceCom had granted options to purchase 235,000 shares of Loral common stock to certain employees of K&F. In 2001, K&F paid Loral SpaceCom $188,000 to reimburse Loral SpaceCom for certain costs relating to those grants. On October 30, 2001, K&F and Loral SpaceCom agreed to terminate this agreement and to cancel the outstanding options.

Other Relationships

Robert B. Hodes, a Director and a member of the Audit and Executive Committees, is counsel to the law firm of Willkie Farr & Gallagher, which acts as counsel to the Company.

For the year ended December 31, 2001, the Company paid fees and disbursements in the amount of approximately $190,000 for corporate communications consultations to Kekst and Company Incorporated, of which company Gershon Kekst, a Director and member of the Executive Committee, is President and the principal stockholder. Kekst and Company continues to render such services to the Company.

Appendix A

LORAL SPACE & COMMUNICATIONS

Audit Committee Charter

Organization

There shall be an Audit Committee of the Board of Directors composed of directors, a majority of whom are independent of management and free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment. The Audit Committee shall elect a chairperson from its own membership.

Statement of Policy

The Audit Committee shall assist the Board in fulfilling its responsibility relating to the corporation’s accounting, reporting practices, and the quality and integrity of its financial reports. The Audit Committee shall endeavor to maintain free and open communication between the Board, the independent auditors, the internal auditors, and the financial management.

Responsibilities

The Audit Committee’s policies and procedures should remain flexible, in order to best react to changing conditions and to help ensure that the corporation’s accounting and reporting practices accord with all requirements and are of the highest quality:

•	Meet at least three times a year, or more often if circumstances so require.

•	Review and recommend to the Board the independent auditors to be selected to audit the financial statements.

•	Meet with the independent auditors and the financial management to review the scope of the audit proposed for the current year and the audit procedures to be utilized, and at its conclusion review the audit, including the comments or recommendations of the independent auditors.

•	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, including the following subjects to be reported on by the independent auditors:

•	Independence of the relationship between the independent auditors and the Company.

•	Independent auditors’ responsibility under auditing standards generally accepted in the United States of America.

•	Significant accounting policies.

•	Management judgments and accounting estimates.

•	Audit adjustments.

•	Other information in the Annual Reports to shareholders and on Form 10-K.

•	Disagreements with management.

•	Consultation with other accountants.

•	Major issues discussed with management.

•	Difficulties encountered in performing the audit.

•	Management advisory services.

A-1

•	Review with the independent auditors, the internal auditor, and the financial and accounting personnel, the adequacy of the accounting and financial controls, and elicit any recommendations for improvement or particular areas where augmented controls are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any activity that might be unethical or otherwise improper.

•	Review the internal audit function including the independence and authority of its reporting obligations, the audit plans proposed for the coming year, and the coordination of such plans with the work of the independent auditors.

•	Receive before each meeting a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan and review such summary and plan with the internal audit department.

•	Review the financial statements to be contained in the annual report with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements. Any year-to-year changes in accounting principles or practices should be reviewed.

•	Provide sufficient opportunity at each meeting for the internal and independent auditors to meet with the committee without management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the financial, accounting, and auditing personnel, and their cooperation during the audit.

•	Submit the minutes of its meetings to, or discuss the matters discussed at each meeting with, the Board.

•	Investigate any matter brought to its attention, or considered appropriate, within the scope of its duties, with the power to retain professional advice for this purpose if, in its judgment, that is appropriate.

A-2

LORAL SPACE & COMMUNICATIONS LTD.
PROXY – ANNUAL MEETING OF SHAREHOLDERS, May 21, 2002

BERNARD L. SCHWARTZ, ERIC J. ZAHLER and ROBERT B. HODES, and each of them, are hereby appointed the proxies of the undersigned, with full power of substitution on behalf of the undersigned to vote, as designated below, all the shares of the undersigned at the Annual Meeting of Shareholders of LORAL SPACE & COMMUNICATIONS LTD., to be held at the Grand Hyatt Hotel, Park Avenue at Grand Central Station, New York, New York, at 10:30 A.M., on Tuesday, May 21, 2002 and at all adjournments thereof.

The Board of Directors Recommends a Vote FOR the Following Proposals:

1.	ELECTION OF THREE CLASS III DIRECTORS – Nominees: Class III: B. Schwartz, M. Ruderman, D. Shapiro

VOTE FOR all nominees listed above WITHHOLD AUTHORITY to vote for all nominees listed above

EXCEPTIONS *

(Instruction: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions:________________________________________________________________________

2.	Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2002.	FOR	AGAINST	ABSTAIN

3.	In their discretion, upon such other matters as may properly come before the meeting.	FOR	AGAINST	ABSTAIN

(Continued on reverse side)

(Continued from other side)

         This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated, this PROXY will be voted FOR the election of nominees listed hereon and FOR Proposals and 3.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y	The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement. Dated:_________________________________ , 2002 (Signature of Shareholder)
(Please sign exactly as name or names appear hereon. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such; if by a corporation, by an authorized officer; if by a partnership, in partnership name by an authorized person. For joint owners, all co-owners must sign.)

PLEASE MARK, SIGN, DATE AND RETURN THIS
PROXY IN THE ENVELOPE PROVIDED.